                              SEVERANCE AGREEMENT

          Agreement made as of the 6th day of May, 1997, among Buckeye Management Company, a Delaware corporation ("BMC"), Buckeye Pipe Line Services Company, a Delaware corporation ("BPLSC") (BMC and BPLSC being hereinafter collectively referred to as the "Company"), BMC Acquisition Company, a Delaware corporation and the owner of BMC ("BAC"), and C. Richard Wilson ("Wilson").

          WHEREAS, BPLSC is a newly created corporation that is entering into the business of managing oil pipeline businesses within the Buckeye Partners, L.P. ("BPLP") group of operating partnerships (the "Partnerships") with which BAC is associated through its subsidiary BMC, the general partner of BPLP; and

          WHEREAS, Wilson is an executive of BMC and is also being hired by BPLSC as its President and Chief Operating Officer, and in connection therewith, Wilson will devote substantially all of his business, time and efforts to its business affairs, and will also serve in executive capacities for BAC, BMC and BPLSC; and

          WHEREAS, the Company recognizes that the departure or distraction of key management personnel would be detrimental to the business of the Company; and

          WHEREAS, the boards of directors of BAC, BMC and BPLSC have determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of key members of the Company's management to their assigned duties without distraction; and

          WHEREAS, in consideration of Wilson's employment with BMC, his accepting employment with BPLSC and agreeing not to compete with the Company in the event that Wilson's employment is terminated, BMC and BPLSC, jointly and severally, agree that Wilson shall receive the compensation set forth in this Agreement against the adverse financial and career impact on Wilson in the event Wilson's employment with the Company is terminated without cause, and BAC wishes to guarantee such obligations;

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements hereinafter set forth and intending to be legally bound hereby, the parties hereto agree as follows:

          1. Definitions. For all purposes of this Agreement, the following terms shall have the meanings specified in this Section unless the context clearly otherwise requires:

          (a) "Board" shall mean the board of directors of BMC.

          (b) "Cause" shall mean 1) misappropriation of funds or any act of common law fraud, 2) habitual insobriety or substance abuse, 3) conviction of a felony or any crime involving moral turpitude, or 4) willful misconduct or gross negligence by Wilson in the performance of his duties, the willful failure of Wilson to perform a material function of Wilson's duties hereunder, or Wilson's engaging in a conflict of interest or other breach of fiduciary duty.

          (c) "Change of Control" shall be deemed to have taken place if any Person, as such term is used in sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the "Exchange Act"), except the Company or any employee benefit plan of the Company (or of any Affiliate or Associate, as defined in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, or any Person or entity organized, appointed or established by the Company for or pursuant to the terms of any such employee benefit plan), together with all Affiliates and

Associates of such Person, shall become the Beneficial Owner, or the holder of proxies, in the aggregate of 80% or more of the limited partnership units (the "Units") of BPLP then outstanding; provided, however, that no "Change of Control" shall be deemed to occur during any period in which any such Person, and its Affiliates and Associates, are bound by the terms of a standstill agreement under which such parties have agreed not to acquire more than 80% of the Units then outstanding or to solicit proxies.

          (d) "Compensation" shall mean $345,875.00.

          (e) "Good Reason Termination" shall mean a Termination of Employment initiated by Wilson upon one or more of the following occurrences:

                 (A) any failure of the Company to comply with and satisfy any of the terms of this Agreement;

                 (B) any significant reduction by the Company of the authority, duties or responsibilities of Wilson's principal assignment with the Company or a reduction in Wilson's compensation opportunity; provided, however, that this clause (B) shall apply only in the event that such reduction occurs following a Change of Control;

                 (C) any removal by the Company of Wilson from the employment grade or officer positions which Wilson holds as of the effective date hereof except in connection with promotions to higher office; provided, however, that in the absence of a Change of Control solely changing Wilson's reporting relationships shall not be grounds for a "Good Reason Termination" hereunder;

                 (D) following a Change of Control, a transfer of Wilson,
            without his express written consent, to a location that is more than 100 miles from his principal place of business immediately preceding the Change of Control; or

                 (E) following a Change of Control, Wilson determines, in his sole discretion in the period between the beginning of the 13th month and the end of the 18 month after a Change of Control, that circumstances have so changed that he is not willing to continue in his position with the Company and elects a Termination of Employment.

          (f) "Phase Out Date" shall mean the first day of the calendar month coincident with or next following Wilson's 62nd birthday.

          (g) "Subsidiary" shall mean any corporation in which BAC, BPLSC or BMC directly or indirectly, owns at least a 50% interest or an unincorporated entity of which BAC, BPLSC or BMC, directly or indirectly, owns at least 50% of the profits or capital interests.

          (h) "Termination Date" shall mean the date of receipt of the Notice of Termination described in Section 2 hereof or any later date specified therein, as the case may be.

          (i) "Termination of Employment" shall mean the termination of Wilson's actual employment relationship with the Company.

          2. Notice of Termination. Any Termination of Employment shall be communicated by a Notice of Termination in accordance with Section 16 hereof. For purposes of this Agreement, a "Notice of Termination" means a written notice which, in the case of a Good Reason Termination by Wilson (i) indicates the specific reasons for the termination, (ii) briefly summarizes the facts and circumstances deemed to provide a basis for termination of Wilson's employment, and (iii) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall not be more than 15 days after the giving of such notice).

            3.   Severance Compensation upon Termination.

           (a) In the event of Wilson's involuntary Termination of Employment for any reason other than Cause or in the event of a Good Reason Termination, based only on occurrences described in clauses (A), (C) (and subject to the proviso contained in clause (C)) or (E) of Section 1(e), the Company shall pay to Wilson, upon the execution of a release, in form and substance reasonably satisfactory to the Chairman of the Board, subject to customary employment taxes and deductions, within 15 days after the Termination Date a single sum in cash equal to 1.5 multiplied by Wilson's Compensation but, except as provided below, all other benefit coverages, retirement benefit accruals and fringe benefit eligibility shall cease upon the Termination Date subject to applicable rights under ERISA and COBRA.

          (b) Subject to the provisions of Section 10 hereof and in lieu of any payments under paragraph (a) above, in the event of Wilson's involuntary Termination of Employment for any reason other than Cause or in the event of a Good Reason Termination (other than pursuant to clause (E) of Section 1(e)), in either case within two years following a Change of Control, the Company shall pay to Wilson, within fifteen days after the Termination Date (or as soon as possible thereafter in the event that the procedures set forth in Section 10(b) hereof cannot be completed within 15 days), a single sum in cash equal to 2.99 multiplied by Wilson's Compensation.

          (c) Notwithstanding paragraph (a) and (b) above, for 18 months if a payment is made under paragraph (a) or 36 months if a payment is made under paragraph (b), without regard to the fact that payment is to be made in a single sum, Wilson shall be entitled to continued coverage under the Company's medical and dental benefits plan at the same level of coverage (and required employee contributions, if any) as Wilson was receiving at the time of his Termination Date, subject to the Company's right to make changes to such plan for all of its executive level employees generally and further subject to the Company's right to provide Wilson with cash, on a tax equivalent basis, such that Wilson is able to purchase comparable coverage on his own; provided, however, that this obligation of the Company shall cease upon Wilson's obtaining new employment that provides Wilson with eligibility for medical benefits without a pre-existing condition limitation; and, provided, further, that such extended coverage shall be in addition to, and not as a substitute for, Wilson's COBRA rights which shall apply at the end of such extended coverage. In the event that, at his Termination Date, Wilson has attained age 50, but not 55, Wilson shall be treated as a retiree of the Company, including for purposes of the Company's retiree medical and life insurance plan, and, for purposes of the Company's Benefit Equalization Plan, as if his Termination of Employment occurred on his attainment of age 55. Wilson (or his surviving spouse) will be entitled to commence his benefit under such Plan on or after attaining age 55, with his benefit calculated as if the Termination Date had occurred at age 55 but based on his service to the Company only through the Termination Date.

          (d) In the event Wilson's Phase Out Date would occur prior to 18 months (36 months if following a Change of Control) after the Termination Date, the aggregate cash amount determined as set forth in (a) or (b) above, as applicable, shall be reduced to an amount equal to such aggregate cash amount multiplied by a fraction, the numerator of which shall be the number of days from the Termination Date to Wilson's Phase Out Date and the denominator of which shall be 548 (1095 if following a Change of Control).

          (e) BAC hereby guarantees the payments and benefits required under this Section and agrees to pay, or cause the payment of, such payments and benefits in the event that the Company fails to do so.

          4. Other Payments. The payment due under Section 3 hereof shall be in addition to and not in lieu of any payments or benefits accrued for Wilson through the Termination Date under any other plan, policy or program of the Company except that no payments shall be due to Wilson under the Company's then severance pay plan for employees.

          5.   Enforcement.

          (a) In the event that the Company shall fail or refuse to make payment of any amounts due Wilson under Sections 3 and 4 hereof within the respective time periods provided therein, the Company shall pay to an escrow agent, who shall invest such sum with interest to be paid to the prevailing party, any amount remaining unpaid under Section 3 or 4. In such event, the parties shall then engage in arbitration in the City of Philadelphia, Pennsylvania in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association, before a panel of three arbitrators, one of whom shall be selected by the Company and one by Wilson, and the third of whom shall be selected by the other two arbitrators. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. If Wilson prevails on at least one material issue which is the subject of such arbitration, the Company shall be responsible for all of the fees of the American Arbitration Association and the arbitrators and any expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses). Otherwise, each party shall be responsible for his or its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall equally share the fees of the American Arbitration Association.

          (b) In the event that an arbitration under paragraph (a) takes place following a Change of Control, the Company shall pay Wilson on demand the amount necessary to reimburse Wilson in full for all reasonable expenses (including all attorneys' fees and legal expenses) incurred by Wilson in enforcing any of the obligations of the Company under this Agreement subject to Wilson's duty to repay such sums to the Company in the event that he does not prevail on any material issue which is the subject of such arbitration.

          6. No Mitigation. Wilson shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for herein be reduced by any compensation earned by other employment or otherwise.

          7. Non-exclusivity of Rights. Nothing in this Agreement shall prevent or limit Wilson's continuing or future participation in or rights under any benefit, bonus, incentive or other plan or program provided by the Company or any of its Subsidiaries or Affiliates, and for which Wilson may qualify, from the date hereof through the Termination Date; provided, however, that Wilson hereby waives Wilson's right to receive any payments under any severance pay plan or similar program applicable to other employees of the Company.

          8. No Set-Off. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against Wilson or others.

          9. Taxes. Any payment required under this Agreement shall be subject to all requirements of the law with regard to the withholding of taxes, filing, making of reports and the like, and the Company shall use its best efforts to satisfy promptly all such requirements.

          10.  Certain Reduction of Payments.

          (a) Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined that any payment or distribution by the Company to or for the benefit of Wilson, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (a "Payment"), would constitute an "excess parachute payment" within the meaning of
Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and that it would be economically advantageous to Wilson to reduce the Payment to avoid or to reduce the taxation of excess parachute payments under Section 4999 of the Code, the aggregate present value of amounts payable or distributable to or for the benefit of Wilson pursuant to this Agreement (such payments or distributions pursuant to this Agreement are hereinafter referred to as "Agreement Payments") shall be reduced (but not below zero) to the Reduced Amount. The "Reduced Amount" shall be an amount expressed in present value which maximizes the aggregate present value of Agreement Payments without causing any Payment to be subject to the taxation under Section 4999 of the Code. For purposes of this Section 10, present value shall be determined in accordance with Section 280G(d)(4) of the Code. Each of BPLSC, BAC and BMC covenant and agree that it shall use its best efforts to obtain a vote of more than 75% of its owners, or of the unitholders of BPLP, as applicable, pursuant to the requirements of Section 280G(b)(5)(B) of the Code, in order to preclude the limitations of this

Section from applying; provided, however, that nothing contained herein shall result in BPLSC, BAC, BMC or BPLP being required to pay any taxes imposed on Wilson by reason of the provisions of Section 4999 of the Code.

          (b) All determinations to be made under this Section 10 shall be made by Deloitte & Touche (or the Company's independent public accountant immediately prior to the change of control if other than Deloitte & Touche (the "Accounting Firm")), which firm shall provide its determinations and any supporting calculations both to the Company and Wilson within 10 days of the Termination Date. Any such determination by the Accounting Firm shall be binding upon the Company and Wilson. Within five days after this determination, the Company shall pay (or cause to be paid) or distribute (or cause to be distributed) to or for the benefit of Wilson such amounts as are then due to Wilson under this Agreement.

          (c) As a result of the uncertainty in the application of Section 280G of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Agreement Payments, as the case may be, will have been made by the Company which should not have been made ("Overpayment") or that additional Agreement Payments which have not been made by the Company could have been made ("Underpayment"), in each case, consistent with the calculations required to be made hereunder. Within two years after the Termination of Employment, the Accounting Firm shall review the determination made by it pursuant to the preceding paragraph. In the event that the Accounting Firm determines that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to Wilson which Wilson shall repay to the Company together with interest at the applicable federal rate provided for in
Section 7872(f)(2) of the Code (the "Federal Rate"); provided, however, that no amount shall be payable by Wilson to the Company if and to the extent such payment would not reduce the amount which is subject to taxation under Section 4999 of the Code. In the event that the Accounting Firm determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of Wilson together with interest at the Federal Rate.

          (d) All of the fees and expenses of the Accounting Firm in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Accounting Firm of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Accounting Firm.

          11. Confidential Information. Wilson recognizes and acknowledges that, by reason of his employment by and service to the Company, he has had and will continue to have access to confidential information of the Company and its Subsidiaries and Affiliates and of the Partnerships, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships between the Company and its Subsidiaries and affiliates and other distributors, customers, clients, suppliers and others who have business dealings with the Company and its Subsidiaries and Affiliates and the Partnerships ("Confidential Information"). Wilson acknowledges that such Confidential Information is a valuable and unique asset and covenants that he will not, either during or after his employment by the Company, disclose or use any such Confidential Information to any person for any reason whatsoever without the prior written authorization of the Board, unless such information is in the public domain through no fault of Wilson or except as may be required by law.

            12.  Non-Competition.

          (a) During his employment by the Company and for a period of 18 months thereafter, Wilson will not, unless acting with the prior written consent of the Chairman of the Board, directly or indirectly, own, manage, operate, join, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with or use or permit his name to be used in connection with, any business or enterprise engaged in by the Company or any of its Subsidiaries or Affiliates or the Partnerships, either during his employment by the Company or on the Termination Date, as applicable, in any state in which such business or enterprise is so operated (whether or not such business is physically located within those areas) (the "Geographic Area"), or in any business that is a customer of such business or enterprise if the Company or any of its Subsidiaries or Affiliates or the Partnerships derive at least five percent of its respective gross revenues either during his employment by the Company or on the Termination Date, as applicable, from such customer.
It is recognized by Wilson that the business of the Company and its Subsidiaries and Affiliates and the Partnerships and Wilson's connection therewith is or will be involved in activity throughout the Geographic Area, and that more limited geographical limitations on this non-competition covenant are therefore not appropriate. Wilson also shall not, directly or indirectly, during such 18 month period (a) solicit or divert business from, or attempt to convert any client, account or customer of the Company or any of its Subsidiaries or Affiliates or the Partnerships, whether existing at the date hereof or acquired during Wilson's employment nor (b) following Wilson's employment, solicit or attempt to hire any then employee of the Company or of any of its Subsidiaries or Affiliates or the Partnerships.

          (b) The foregoing restriction shall not be construed to prohibit the ownership by Wilson of less than five percent (5%) of any class of securities of any corporation which is engaged in any of the foregoing businesses having a class of securities registered pursuant to the Exchange Act, provided that such ownership represents a passive investment and that neither Wilson nor any group of persons including Wilson in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations, otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

            13.  Equitable Relief.

          (a) Wilson acknowledges that the restrictions contained in Sections 11 and 12 hereof are reasonable and necessary to protect the legitimate interests of the Company and its affiliates, that the Company would not have entered into this Agreement in the absence of such restrictions, and that any violation of any provision of those Sections will result in irreparable injury to the Company. Wilson represents that his experience and capabilities are such that the restrictions contained in Section 12 hereof will not prevent Wilson from obtaining employment or otherwise earning a living at the same general level of economic benefit as anticipated by this Agreement. Wilson further represents and acknowledges that (i) he has been advised by the Company to consult his own legal counsel in respect of this Agreement, and (ii) that he has had full opportunity, prior to execution of this Agreement, to review thoroughly this Agreement with his counsel.

          (b) Wilson agrees that the Company shall be entitled to preliminary and permanent injunctive relief, without the necessity of proving actual damages, as well as an equitable accounting of all earnings, profits and other benefits arising from any violation of Sections 11 or 12 hereof, which rights shall be cumulative and in addition to any other rights or remedies to which the Company may be entitled. In the event that any of the provisions of Sections 11 or 12 hereof should ever be adjudicated to exceed the time, geographic, service, or other limitations permitted by applicable law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the maximum time, geographic, service, or other limitations permitted by applicable law.

          (c) Wilson irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding arising out of Section 11 or 12 hereof, including without limitation, any action commenced by the Company for preliminary and permanent injunctive relief or other equitable relief, may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Delaware County, Pennsylvania, (ii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iii) waives any objection which Wilson may have to the laying of venue of any such suit, action or proceeding in any such court. Wilson also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 16 hereof.

          (d) Wilson agrees that he will provide, and that the Company may similarly provide, a copy of Sections 11 and 12 hereof to any business or enterprise (i) which he may directly or indirectly own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing, control or control of, or (ii) with which he may be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise, or in connection with which he may use or permit his name to be used; provided, however, that this provision shall not apply in respect of Section 13 hereof after expiration of the time period set forth therein.

          14. Term of Agreement. The term of this Agreement shall be for five years commencing on the date hereof and shall automatically be renewed for additional periods of one year until the Company notifies Wilson in writing, at least 90 days in advance of expiration, that this Agreement will not be renewed. If any notice of non-renewal occurs within two years after a Change of Control, such notice shall constitute an involuntary Termination of Employment for purposes of Section 3 above. Notwithstanding anything herein to the contrary, this Agreement shall terminate if the employment of Wilson with the Company shall terminate for any reason other than as provided herein.

          15. Successor Company. The Company shall require any successor or successors (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to Wilson, to acknowledge expressly that this Agreement is binding upon and enforceable against the Company in accordance with the terms hereof, and to become jointly and severally obligated with the Company to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no such succession or successions had taken place. Failure of the Company to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement. As used in this

Agreement, the Company shall mean the Company as hereinbefore defined and any such successor or successors to its business and/or assets, jointly and severally.

          16. Notice. All notices and other communications required or permitted hereunder or necessary or convenient in connection herewith shall be in writing and shall be delivered personally or mailed by registered or certified mail, return receipt requested, or by overnight express courier service, as follows:

            If to the Company, to:
                 Buckeye Management Company
                 5 Radnor Corporate Center, Suite 445
                 Radnor, PA 19087
                 Attention:  Chairman

            If to Wilson, to:

                 2876 Parkview Circle
                 Emmaus, PA  18049

or to such other names or addresses as the Company or Wilson, as the case may be, shall designate by notice to the other party hereto in the manner specified in this Section. Any such notice shall be deemed delivered and effective when received in the case of personal delivery, five days after deposit, postage prepaid, with the U.S. Postal Service in the case of registered or certified mail, or on the next business day in the case of overnight express courier service.

          17. Governing Law. This Agreement shall be governed by and interpreted under the laws of the Commonwealth of Pennsylvania without giving effect to any conflict of laws provisions.

          18.  Contents of Agreement, Amendment and Assignment.

          (a) This Agreement supersedes all prior agreements, sets forth the entire understanding between the parties hereto with respect to the subject matter hereof and cannot be changed, modified, extended or terminated except upon written amendment executed by Wilson and the Company and only if approved by the Board. The provisions of this Agreement may provide for payments to Wilson under certain compensation or bonus plans under circumstances where such plans would not provide for payment thereof. It is the specific intention of the parties that the provisions of this Agreement shall supersede any provisions to the contrary in such plans, and such plans shall be deemed to have been amended to correspond with this Agreement without further action by the Company.

          (b) Nothing in this Agreement shall be construed as giving Wilson any right to be retained in the employ of the Company.

          (c) All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Wilson and the Company hereunder shall not be assignable in whole or in part.

          19. Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances shall be determined to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions or applications of this Agreement which can be given effect without the invalid or unenforceable provision or application.

          20. Remedies Cumulative; No Waiver. No right conferred upon Wilson by this Agreement is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by Wilson in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof.

          21. Miscellaneous. All section headings are for convenience only. This Agreement may be executed in several counterparts, each of which is an original. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

          22. Wilson's Acknowledgment. By executing this Agreement as of the date first above written, Wilson acknowledges that he has no grounds for asserting that a Good Reason Termination exists as of that date and, therefore, that no obligation under Section 3 exists at the current time. In addition, Wilson also acknowledges that the closing of the transaction pursuant to which BPLSC is being created and his employment is being transferred to BPLSC shall not be a Change of Control, an involuntary termination of Wilson by BMC or BPLSC or grounds for Wilson to invoke a Good Reason Termination.

          IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

ATTEST:
 [Seal]                                BUCKEYE PIPE LINE SERVICE COMPANY


/S/ Jean L. Schmidt                    /S/ Stephen C. Muther
---------------------------            --------------------------------
Witness                                Senior Vice President, Administration and
                                       General Counsel
ATTEST:
 [Seal]                                BMC ACQUISITION COMPANY


/S/ Jean L. Schmidt                    By /S/ Steven C. Ramsey
---------------------------            ------------------------------------
Witness                                Senior Vice President, Finance and
                                       Chief Financial Officer

ATTEST:
 [Seal]                                BUCKEYE MANAGEMENT COMPANY


Jean L. Schmidt                        By /S/ Stephen C. Muther
---------------------------            ------------------------------------
Witness                                Senior Vice President, Administration and
                                       General Counsel


/S/ Beverly J. Killeen                  /S/ C.Richard Wilson
---------------------------------       -------------------------------------
Witness